MUNIYIELD QUALITY FUND II, INC.

FILE # 811-6728

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
2/16/00	LA Dept of Wtr & Pwr 6.0 2/15/28	$336,905,000	$15,000,000	JP Morgan
2/28/00	NY Dorm Mt. Siani 6.5 7/1/25	$499,940,000	$5,000,000	Goldman Sachs
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